Exhibit 10.10

LOAN AND SECURITY AGREEMENT

by and between

SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA  95054

Attn:  Loan Services

(408) 496-2429

and

OMNICELL, INC.

1101 East Meadow Drive

Palo Alto, California 94303

TOTAL CREDIT AMOUNT:  $12,500,000

i

ii

	12.5	Amendments in Writing, Integration.	17
	12.6	Counterparts.	17
	12.7	Survival.	17
	12.8	Confidentiality.	17
	12.9	Attorneys’ Fees, Costs and Expenses.	18

13.	DEFINITIONS		18

	13.1	Definitions.	18

iii

This LOAN AND SECURITY AGREEMENT dated August 1, 2002, between SILICON VALLEY BANK (“Bank”), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and OMNICELL, INC., a Delaware corporation (“Borrower”), whose address is 1101 East Meadow Drive, Palo Alto, California 94303 provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties agree as follows:

1.                                       ACCOUNTING AND OTHER TERMS.

Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP.  The term “financial statements” includes the notes and schedules.  The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document.

2.                                       LOAN AND TERMS OF PAYMENT

2.1                                 Credit Extensions.

Borrower will pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions.

2.1.1                        Revolving Advances.

(a)   Bank will make Advances not exceeding the lesser of (A) the Committed Revolving Line or (B) the Borrowing Base, minus: (i) the outstanding commitments relating to Cash Management Services, the (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and (iii) the FX Reserve.  Amounts borrowed under this Section may be repaid and reborrowed at any time prior to the Revolving Maturity Date.

(b)   To obtain an Advance, Borrower must notify Bank by facsimile or telephone by 12:00 noon P.S.T. three (3) Business Days prior to the date the Advance is to be made.  Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Form attached as Exhibit B.  Bank will credit Advances to Borrower’s deposit account.  Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.  Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer or designee.  Borrower will indemnify Bank for any direct loss Bank suffers due to such reliance, other than losses arising out of Bank’s gross negligence or willful misconduct.

(c)   The Committed Revolving Line terminates on the Revolving Maturity Date, when all Advances, accrued and unpaid interest and any other amounts due hereunder are immediately payable, except for Corporate Advances which may be “termed out” (converted to the Term Loan) pursuant to the terms of Section 2.1.5 (c) below.

2.1.2                        Letters of Credit Sublimit.

Bank will issue or have issued Letters of Credit for Borrower’s account not exceeding the lesser of: Committed Revolving Line or the Borrowing Base minus, (i) the outstanding principal balance of the Advances minus, (ii) the outstanding commitments under the Cash Management Services, minus (iii) the FX Reserve; however, the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) may not exceed $7,500,000.  Each Letter of Credit will have an expiry date of no later than 180 days after the Revolving Maturity Date, but at any time after the Revolving Maturity Date or the termination of this Agreement Borrower’s reimbursement obligation will be secured by a certificate of deposit maintained at Bank in an amount of no less than an amount equal to 100% of the face amount of any issued and outstanding Letters of Credit (including drawn but on reimbursed Letters of Credit).  Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

2.1.3                        Foreign Exchange Sublimit.

If there is availability under the Committed Revolving Line then Borrower may enter in foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contract”).  Bank will subtract 10% of each outstanding FX Forward Contract from the foreign exchange sublimit which is a maximum of $750,000 (the “FX Reserve”).  The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve.  Bank may terminate the FX Forward Contracts if an Event of Default occurs and continues.

2.1.4                        Cash Management Services Sublimit.

If there is enough availability under the Committed Revolving Line, Borrower may use up to $7,500,000 for Bank’s Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”).  All amounts Bank pays for any Cash Management Services will be treated as Advances under the Committed Revolving Line.

2.1.5                        Corporate Line of Credit.

(a)   Bank will make corporate advances (“Corporate Advances”) not exceeding the Committed Corporate Line.   Amounts borrowed under this Section may be repaid and reborrowed at any time prior to the Corporate Line Maturity Date.

(b)   Corporate Advances may only be used for capital expenditures, including but not limited to, acquisitions of Intellectual Property, stock repurchases or purchases of lease residuals.

(c)   To obtain a Corporate Advance, Borrower must notify Bank by facsimile or telephone by 12:00 noon P.S.T. on the Business Day the Corporate Advance is to be made.  Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance

Form attached as Exhibit B.  Bank will credit Corporate Advances to Borrower’s deposit account.  Bank may make Corporate Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Corporate Advances are necessary to meet Obligations which have become due.  Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance, other than losses arising out of Bank’s gross negligence or willful misconduct.

(d)   On the Corporate Line Maturity Date, Borrower may, at its option:  (i) immediately pay all Corporate Advances and accrued and unpaid interest relating to such Corporate Advances; or (ii) repay the balance outstanding on the Corporate Line Maturity Date (but not to exceed $5,000,000) over a period of 36 month pursuant to the terms of paragraph (d) below (the “Term Loan”).

(e)   Should Borrower choose the Term Loan as its option, Borrower will pay 36 equal installments of principal plus accrued interest (the “Term Loan Payment”).  Each Term Loan Payment is payable on the first day of each month during the term of the loan.  Borrower’s final Term Loan Payment, due on June 28, 2006, includes all outstanding Term Loan principal and accrued interest.

(f)    If the Term Loan is accelerated following the occurrence of an Event of Default or if Borrower has chosen the Term Fixed Option and prepays the Term Loan, then Borrower will immediately pay to Bank (i) all due but unpaid Term Loan Payments (including principal and interest), (ii) all Term Loan Payments (including principal and interest unpaid, at the default rate if the prepayment is due to acceleration) remaining for the term of the Term Loan; and (iii) all other sums, if any, that shall have become due and payable with respect to the Term Loan.

(g)   If Borrower has chosen the Term Variable Option, then at any time, provided no Event of Default has occurred and is continuing, Borrower shall have the option to prepay the Term Loan, provided Borrower (i) provides written notice to Bank of its election to prepay the Term Loan at least ten (10) days prior to such prepayment, and (ii) pays, on the date of the prepayment (A) all outstanding principal under the Term Loan; (B) all unpaid accrued interest to the date of the prepayment; and (C) all other sums, if any, that shall have become due and payable hereunder with respect to this Agreement.

2.2                                 Overadvances.

If Borrower’s Obligations under Section 2.1.1, 2.1.2, 2.1.3 and 2.1.4 exceed the lesser of either (i)  the Committed Revolving Line or (ii) the Borrowing Base, Borrower must immediately pay Bank the excess.

2.3                                 Interest Rate, Payments.

(a)   Interest Rate. (i) Advances accrue interest on the outstanding principal balance at a variable per annum rate of 1 percentage point (1%) above the Prime Rate; (ii) Corporate Advances accrue interest on the outstanding principal balance at a variable per annum rate of 1.50 percentage points (1.50%) above the Prime Rate; and (iii) the Term Loan accrues interest at

Borrower’s option at either: (y) a variable per annum rate of 1.50 percentage points (1.50%) above the Prime Rate (the “Term Variable Option”) and (z) equal to 1.50 percentage points (1.50%) above the Prime Rate which rate shall be determined upon funding of the Term Loan and shall remain fixed for the term of the Term Loan (the “Term Fixed Option”). The interest rate increases or decreases when the Prime Rate changes.  Interest is computed on a 360 day year for the actual number of days elapsed.

(b)   Provided no Event of Default has occurred and is continuing and provided further that Borrower maintains, at or through Bank in the Liquid Reserve Fund, Treasury Reserve Fund, demand deposit accounts or savings accounts, deposits in a minimum amount of at least 85% of Borrower’s cash and cash equivalents, measured on a monthly basis (the “Balance Requirement”), each of the rates of interest set forth in paragraph (a) above will be reduced by 50 basis points (the “Interest Rate Reduction”).  For variable rates of interest, Borrower’s qualification for the Interest Rate Reduction will be measured as of the end of each month and if the Balance Requirement is achieved, the Interest Rate Reduction will apply to the month immediately following the date of determination.  For fixed interest rates, Borrower’s qualification for the Interest Rate Reduction will be measured on the Closing Date and on the first day of the Term Loan.  If Borrower does not qualify during on such date, the Interest Rate Reduction will be unavailable for the remainder of the term of the subject credit facility.  Furthermore, if Borrower qualifies for the Interest Rate Reduction on the Closing Date or on the first day of the Term Loan, but subsequently fails to maintain the Required Balance, the rate of interest will automatically revert to the relevant rate of interest set forth in paragraph (a) above and the Interest Rate Reduction will be unavailable for the remaining term of the subject credit facility.

(c)   After an Event of Default, Obligations accrue interest at 5 percent above the rate effective immediately before the Event of Default, provided, however, that Bank will cease to charge the default rate of interest upon Bank’s’ waiver of any existing Events of Default..

(d)   Payments.  Interest due on the Committed Revolving Line and the Committed Corporate Line is payable on the first day of each month.  Bank may debit any of Borrower’s deposit accounts including Account Number 3300034947 for principal and interest payments owing or any amounts Borrower owes Bank hereunder.  Bank will promptly notify Borrower when it debits Borrower’s accounts.  These debits are not a set-off.  Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

2.4                                 Fees.

Borrower will pay Bank:

(a)   Loan Fee.  On or prior to the Closing Date, a loan fee in the amount of $62,500, of which Bank has received $25,000.

(b)   Letter of Credit Fee.  A per annum letter of credit fee equal to 1.50% of the face amount of each Letter of Credit issued plus, if Letters of Credit are issued by a financial institution other than Bank, but guaranteed by Bank, any fees charged by the issuing financial institution.

(c)   Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and reasonable expenses) incurred through and after the date of this Agreement, are payable when due; provided, however, that notwithstanding the foregoing, solely with respect to Bank Expenses incurred prior to the Closing Date, Borrower will only pay for any such Bank Expenses in excess of $5,000.

3.                                       CONDITIONS OF LOANS

3.1                                 Conditions Precedent to Initial Credit Extension.

Bank’s obligation to make the initial Credit Extension is subject to the following conditions precedent:

(a)   receipt by Bank of resolution adopted by Borrower’s Board of Directors authorizing the transaction in form and substance satisfactory to Bank;

(b)   receipt by Bank of a Negative Pledge Agreement satisfactory to Bank, relating to Borrower’s Intellectual Property;

(c)   receipt by Bank of the Loan Fee relating to Committed Revolving Line;

(d)   receipt by Bank of Borrower’s insurance certificate with Lender’s loss payable endorsement reflecting Bank as loss payee;

(e)   completion of Bank’s collateral audit and a satisfactory result of the same; and

(f)    receipt by Bank of all other agreement, documents and fees that Bank may require.

3.2                                 Conditions Precedent to all Credit Extensions.

Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)   timely receipt of any Payment/Advance Form; and

(b)   the representations and warranties in Section 5 must be materially true on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default may have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties of Section 5 remain true as of such date.

4.                                       CREATION OF SECURITY INTEREST

4.1                                 Grant of Security Interest.

Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower’s duties under the Loan Documents.  Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral.  If an Event of Default has occurred and is continuing, Bank may place a “hold” on any deposit account pledged as Collateral. If this Agreement is terminated, Bank’s lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations.

5.                                       REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1                                 Due Organization and Authorization.

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s formation documents, nor constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2                                 Collateral.

Borrower has good title to the Collateral, free of Liens except Permitted Liens.  The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor.  Except as set forth in the Schedule, Borrower has no notice of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate.  To Borrower’s knowledge, all Inventory is in all material respects of good and marketable quality, free from material defects.  Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business.  Each Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and, to Borrower’s knowledge no claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim could not reasonably be expected to cause a Material Adverse Change.

5.3                                 Litigation.

Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers and legal counsel, threatened by or against Borrower or any Subsidiary  in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4                                 No Material Adverse Change in Financial Statements.

All consolidated financial statements for Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the date indicated and for the periods stated.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5                                 Solvency.

The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6                                 Regulatory Compliance.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change.  None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP.  Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.7                                 Subsidiaries.

Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8                                 Full Disclosure.

No written representation, warranty or other statement of Borrower made by a Responsible Officer in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading.  It being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

6.                                       AFFIRMATIVE COVENANTS

Borrower will do all of the following:

6.1                                 Government Compliance.

Borrower will maintain its and all Subsidiaries’ legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower’s business or operations.  Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2                                 Financial Statements, Reports, Certificates.

(a)   Borrower will deliver to Bank:  (i) so long as there are no outstanding Obligations, as soon as available, but no later than 30 days after the last day of each fiscal quarter, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period, in a form and certified by a Responsible Officer acceptable to Bank; provided, however, that if Borrower requests a Credit Extension from Bank, then Borrower shall deliver to Bank, not less than three (3) Business Days prior to the date such Credit Extension is to be made, such company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for the 3-month period immediately preceding such request and then thereafter, so long as any Obligations are outstanding, as soon as available, but no later than 30 days after the last day of each month, Borrower shall deliver to Bank such company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period, in a form and certified by a Responsible Officer acceptable to Bank; (ii) as soon as available, but no later than 90 days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank, together with a compliance certificate in the form of Exhibit C; (iii) within 5 days of filing, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8–K filed with the Securities and

Exchange Commission; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of $500,000 or more; and (v) budgets, sales projections, operating plans or other financial information Bank reasonably requests.

(b)   Within 30 days after the last day of each month, Borrower will deliver to Bank a Compliance Certificate signed by a Responsible Officer in the form of Exhibit C.

(c)   Within 30 days after the last day of each month, Borrower will deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in the form of Exhibit D, with aged listings of accounts receivable and accounts payable.

(d)   Bank has the right to audit Borrower’s Collateral at Borrower’s expense, but the audits will be conducted no more often than every six months unless an Event of Default has occurred and is continuing.

6.3                                 Inventory; Returns.

Borrower will keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between Borrower and its account debtors will follow Borrower’s customary practices as they exist at execution of this Agreement.  Borrower must promptly notify Bank of all returns, recoveries,  disputes and claims, that  involve more than $100,000.

6.4                                 Taxes.

Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments, other than those being contested in good faith and for which Borrower maintains adequate reserve and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.5                                 Insurance.

Borrower will keep its business and the Collateral insured for risks and in amounts, as Bank may reasonably request.  Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank in Bank’s reasonable discretion.  All property policies will have a lender’s loss payable endorsement showing Bank as an additional loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least 20 days notice before canceling its policy.  At Bank’s request, Borrower will deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy will, at Bank’s option, be payable to Bank on account of the Obligations.

6.6                                 Financial Covenants.

Borrower will maintain as of the last day of each month:

(i)            Quick Ratio (Adjusted).  A ratio of Quick Assets to Current Liabilities minus: (a) Deferred Maintenance Revenue and (b) Deferred Gross Profit of at least 1.30 to 1.00 as of the last day of every month on or prior to June 30, 2003 and 1.50 to 1.00 as of the last day of each month thereafter; provided, however, that so long as there are no outstanding Obligations, Borrower will maintain the applicable ratio as of the last day each fiscal quarter; provided, further, that if Borrower requests a Credit Extension from Bank during such fiscal quarter, then Borrower shall deliver to Bank, not less than three (3) Business Days prior to the date such Credit Extension is to be made, a report of Borrower’s Quick Ratio (Adjusted) for each of the 3 months immediately preceding such request and monthly thereafter and Bank shall reserve the right to declare an Event of Default for any previous violations of the above covenant.

(ii)           Tangible Net Worth.  A Tangible Net Worth of at least $16,000,000 as of the end of each month on or prior to June 30, 2003 and $18,000,000 as of the end of each month thereafter; provided, however, that so long as there are no outstanding Obligations, Borrower will maintain the applicable Tangible Net Worth as of the last day each fiscal quarter; provided, further, that if Borrower requests a Credit Extension from Bank during such fiscal quarter, then Borrower shall deliver to Bank, not less than three (3) Business Days prior to the date such Credit Extension is to be made, a report of Borrower’s Tangible Net Worth for each of the 3 months immediately preceding such request and monthly thereafter and Bank shall reserve the right to declare an Event of Default for any previous violations of the above covenant.

6.7                                 Primary Accounts.

Borrower will maintain its primary depository and operating accounts with Bank.

6.8                                 Registration of Intellectual Property Rights.

Borrower will, as deemed appropriate by Borrower’s Board of Directors and consistent with Borrower’s past practice, register with the United States Patent and Trademark Office or the United States Copyright Office its Intellectual Property within 30 days of the date of this Agreement, and additional Intellectual Property rights developed or acquired material to Borrower’s business, including revisions or additions with any product before the sale or licensing of the product to any third party.

Borrower will as it deems reasonably appropriate and consistent with past practice (i) protect, defend and maintain the validity and enforceability of the Intellectual Property and (ii) not allow any Intellectual Property to be abandoned, forfeited or dedicated to the public without Bank’s written consent, which consent shall not be unreasonably withheld.

Borrower will promptly advise Bank in writing of material infringements of the Intellectual Property.

6.9                                 Control Agreements.

With respect to deposit accounts or investment accounts maintained at financial institutions other than Bank, within 10 days of the opening of any such deposit account or investment account, Borrower will execute and deliver to Bank, control agreements in form satisfactory to Bank in order for Bank to perfect its security interest in Borrower’s deposit accounts or investment accounts.

6.10                           Further Assurances.

Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

7.                                       NEGATIVE COVENANTS

Borrower will not do any of the following without Bank’s prior written consent, which will not be unreasonably withheld:

7.1                                 Dispositions.

Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than Transfers (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) of worn-out or obsolete Equipment; or (iv) other dispositions not included in (i) through (iv) above not to exceed $100,000 in the aggregate in any one of Borrower’s fiscal years.

7.2                                 Changes in Business, Ownership, Management or Business Locations.

Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or have a material change in its ownership or management (other than the sale of Borrower’s equity securities in a public offering or to venture capital investors approved by Bank).  Borrower will not, without at least 30 days prior written notice, relocate its chief executive office.

7.3                                 Mergers or Acquisitions.

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (other than Permitted Investments), except where (i) no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement and (ii) and the aggregate value of such transactions would not exceed 10% of Tangible Net Worth.  A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4                                 Indebtedness.

Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5                                 Encumbrance.

Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted here, subject to Permitted Liens.

7.6                                 Distributions; Investments.

Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.  Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock (except shares acquired upon the conversion thereof into other shares of Borrower’s capital stock.

7.7                                 Transactions with Affiliates.

Directly or indirectly enter into or permit any material transaction with any Affiliate except transactions that are in the ordinary course of Borrower’s business, on terms less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.8                                 Subordinated Debt.

Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank’s prior written consent (such consent not to be unreasonably withheld).

7.9                                 Compliance.

Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8.                                       EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1                                 Payment Default.

If Borrower fails to pay any of the Obligations within 3 days after their due date.  During the additional period the failure to cure the default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2                                 Covenant Default.

If Borrower does not perform any obligation in Section 6 or violates any covenant in Section 7 or does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within 10 days after it occurs, or if the default cannot be cured within 10 days or cannot be cured after Borrower’s attempts within 10 day period, and the default may be cured within a reasonable time, then Borrower has an additional period (of not more than 30 days) to attempt to cure the default.  During the additional time, the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during the cure period).

8.3                                 Material Adverse Change.

If there (i) occurs a material adverse change in the business operations, or condition (financial or otherwise) of the Borrower; or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) is a material impairment of the value or priority of Bank’s security interests in the Collateral.

8.4                                 Attachment.

If any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within 10 days after Borrower receives notice.  These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions will be made during the cure period).

8.5                                 Insolvency.

If Borrower becomes insolvent or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 30 days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed).

8.6                                 Other Agreements.

If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $500,000 or that could cause a Material Adverse Change.

8.7                                 Judgments.

If a money judgment(s) in the aggregate of at least $250,000 is rendered against Borrower and is unsatisfied and unstayed for 10 days (but no Credit Extensions will be made before the judgment is stayed or satisfied).

8.8                                 Misrepresentations.

If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document.

9.                                       BANK’S RIGHTS AND REMEDIES

9.1                                 Rights and Remedies.

When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)   Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)   Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)   Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

(d)   Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral.  Borrower will assemble the Collateral if Bank requires and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e)   Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, Mask Works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section (provided such license shall terminate immediately upon satisfaction of the Obligations), Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit to the extent permitted under such agreements; and

(g)   Dispose of the Collateral according to the Code.

9.2                                 Power of Attorney.

Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to:  (i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits.  Bank may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred.  Bank’s appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3                                 Accounts Collection.

When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify the amount of the Account.  Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4                                 Bank Expenses.

If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent, provided, Bank will, if practical under the circumstances, notify Borrower of its intent to make a payment to a third person, three (3) days prior to making such payment.  Any such amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5                                 Bank’s Liability for Collateral.

If Bank complies with reasonable banking practices and Section 9-207 of the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6                                 Remedies Cumulative.

Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any

Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence.  No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7                                 Demand Waiver.

Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10.                                 NOTICES

All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Agreement.  A party may change its notice address by giving the other party written notice.

11.                                 CHOICE OF LAW , VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.                                 GENERAL PROVISIONS

12.1                           Successors and Assigns.

This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion.  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement.

12.2                           Indemnification.

Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.  Notwithstanding the foregoing, in no event will Borrower be liable for any amount in excess of the Obligations.

12.3                           Time of Essence.

Time is of the essence for the performance of all obligations in this Agreement.

12.4                           Severability of Provision.

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5                           Amendments in Writing, Integration.

All amendments to this Agreement must be in writing and signed by Borrower and Bank.  This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.6                           Counterparts.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7                           Survival.

All covenants, representations and warranties made in this Agreement continue in full force while  any Obligations remain outstanding.  The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8                           Confidentiality.

In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank’s subsidiaries or affiliates in connection with their business with Borrower, (ii) to prospective transferees or purchasers of any interest in the loans, (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit and (v) as Bank considers appropriate exercising remedies under this Agreement.  Confidential information does not include information that either:  (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9         Attorneys’ Fees, Costs and Expenses.

In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.                                 DEFINITIONS

13.1                           Definitions.

                In this Agreement:

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” is a loan advance (or advances) under the Committed Revolving Line.

“Affiliate” of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Balance Requirement” is defined in Section 2.3 (b).

“Bank Expenses” are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Borrowing Base” is 80% of Eligible Accounts as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may lower the percentage of the Borrowing Base after performing an audit of Borrower’s Collateral.

“Business Day” is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

“Cash Management Services” are defined in Section 2.1.4.

“Closing Date” is the date of this Agreement.

“Code” is the California Uniform Commercial Code.

“Collateral” is the property described on Exhibit A.

“Committed Corporate Line” is an Advance of up to $5,000,000.

“Committed Revolving Line” is an Advance of up to $7,500,000.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

“Corporate Advances” has the meaning set forth in Section 2.1.5 (a).

“Corporate Line Maturity Date” is July 31, 2003.

“Credit Extension” is each Advance, Corporate Advance, Letter of Credit, Exchange Contract, or any other extension of credit by Bank for Borrower’s benefit.

“Current Liabilities” are the aggregate amount of Borrower’s Total Liabilities which mature within one (1) year, plus the portion of the outstanding Credit Extensions made hereunder which mature in more than one (1) year.

“Deferred Gross Profit” is amounts received by Borrower in advance of full performance under a contract with a third party less deferred costs of sales.

“Deferred Maintenance Revenue” is all amounts received in advance of performance under maintenance contract and not yet recognized as revenue.

“Eligible Accounts” are Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5; but Bank may change eligibility standards by giving Borrower notice.  Unless Bank agrees otherwise in writing, Eligible Accounts will not include:

(a)   Accounts that the account debtor has not paid within 90 days of invoice date;

(b)   Accounts for an account debtor, 50% or more of whose Accounts have not been paid within 90 days of invoice date;

(c)   Credit balances over 90 days from invoice date;

(d)   Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed 25% of all Accounts, for the amounts that exceed that percentage, unless the Bank approves in writing;

(e)   Accounts for which the account debtor does not have its principal place of business in the United States;

(f)    Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality;

(g)   Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(h)   Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

(i)    Accounts for which the account debtor is Borrower’s Affiliate, officer, employee, or agent;

(j)    Accounts in which the account debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(k)   Accounts for which Bank reasonably determines  collection to be doubtful.

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles.

“Guarantor” is any present or future guarantor of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is:

(a)           Copyrights, Trademarks, Patents, and Mask Works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

(b)           Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;

(c)           All design rights which may be available to Borrower now or later created, acquired or held;

(d)           Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above;

All proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

“Interest Rate Reduction” is defined in Section 2.3 (b).

“Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Letter of Credit” is defined in Section 2.1.2.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquid Reserve Fund” is a money market mutual fund of that name managed by an affiliate of Bank.

“Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower or Guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Mask Works” are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

“Material Adverse Change” is defined in Section 8.3.

“Obligations” are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

“Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Indebtedness” is:

(a)           Borrower’s indebtedness to Bank under this Agreement or any other Loan Document;

(b)           Indebtedness existing on the Closing Date and shown on the Schedule;

(c)           Subordinated Debt;

(d)           Indebtedness to trade creditors incurred in the ordinary course of business; and

(e)           Indebtedness secured by Permitted Liens.

“Permitted Investments” are:

(a)           Investments shown on the Schedule and existing on the Closing Date; and

(b)           (i)  marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition,

(ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue.

(c)           Investments not otherwise permitted by clauses (a) or (b) above in an aggregate amount not to exceed $500,000 at any one time.

“Permitted Liens” are:

(a)           Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

(b)           Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c)           Purchase money Liens (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

(d)           Leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;

(e)           At Bank’s sole discretion, Liens, solely on Accounts where the account debtor is a federal, state or local government entity (and which Accounts have not been financed by Bank) securing financing provided by a third party to Borrower and approved by Bank.

(f)            Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Quick Assets” is, on any date, the Borrower’s consolidated, unrestricted cash, cash equivalents, net billed accounts receivable and marketable investments with maturities of less than 12 months determined according to GAAP.

“Responsible Officer” is each of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of Borrower.

“Revolving Maturity Date” is July 31, 2003.

“Schedule” is any attached schedule of exceptions.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

“Subsidiary” is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus, (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, Copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, (ii) Total Liabilities, and (iii) 25% of any equity capital raised after the Closing Date.

“Term Fixed Option” is defined in Section 2.3(a).

“Term Loan” is defined in Section 2.1.5 (c).

“Term Loan Payment” is defined in Section 2.1.5 (d).

“Term Variable Option” is defined in Section 2.3(a).

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

“Trademarks” are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

“Treasury Reserve Fund” is a money market mutual fund of that name managed by an affiliate of Bank.

BORROWER:

OMNICELL, INC.

By:	/s/ Robert Newell

Title:	Chief Financial Officer

BANK:

SILICON VALLEY BANK

By:	/s/ Heather Hamilton

Title:

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following whether owned now or hereafter arising and whether the Borrower has rights now or hereafter has rights therein and wherever located:

All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

All contract rights and general intangibles (as such definitions may be amended from time to time according to the Code), now owned or hereafter acquired, including, without limitation, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind,;

All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (as such definitions may be amended from time to time according to the Code) whether or not earned by performance, and any and all credit insurance, insurance (including refund) claims and proceeds, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, letter of credit rights, certificates of deposit, instruments and chattel paper and electronic chattel paper now owned or hereafter acquired and Borrower’s Books relating to the foregoing;

All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

The Collateral shall not be deemed to include any copyrights, copyright applications, copyright registration and like protection in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; any patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, trademarks, servicemarks and applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized by such trademarks, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damage by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”), except that the Collateral shall include the proceeds of all the Intellectual Property that are accounts, (i.e. accounts receivable) of Borrower, or general intangibles consisting of rights to payment, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property.

Borrower and Bank are parties to that certain Negative Pledge Agreement, whereby Borrower, in connection with Bank’s loan or loans to Borrower, has agreed, among other things, not to sell, transfer, assign, mortgage, pledge, lease grant a security interest in, or encumber any of its intellectual property, without Bank’s prior written consent.

EXHIBIT B

LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 12:00 NOON, P.S.T.

TO: CENTRAL CLIENT SERVICE DIVISION	DATE:

FAX#: (408) 496-2426	TIME:

FROM: Omnicell, Inc.

CLIENT NAME (BORROWER)

REQUESTED BY:
AUTHORIZED SIGNER’S NAME

AUTHORIZED SIGNATURE:

PHONE NUMBER:

FROM ACCOUNT #	TO ACCOUNT #

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT

PRINCIPAL INCREASE (ADVANCE)	$
PRINCIPAL INCREASE (CORPORATE ADVANCE)	$
PRINCIPAL PAYMENT (ONLY)	$
INTEREST PAYMENT (ONLY)	$
PRINCIPAL AND INTEREST (PAYMENT)	$

OTHER INSTRUCTIONS:

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the telephone request for and Advance confirmed by this Borrowing Certificate; but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of that date.

BANK USE ONLY

TELEPHONE REQUEST:

The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.

Authorized Requester	Phone #

Received By (Bank)	Phone #

Authorized Signature (Bank)

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:                         SILICON VALLEY BANK

                                3003 Tasman Drive

                                Santa Clara, California  95054

FROM:                   OMNICELL, INC.

                                1101 East Meadow Drive

                                Palo Alto, California  94303

The undersigned authorized officer of Omnicell, Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date.  Attached are the required documents supporting the certification.  The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Financial Statements*	Quarterly / Monthly within 30 days	Yes	No
Annual (Audited)	FYE within 90 days	Yes	No
10-K, 10-Q, and 8K	Within 5 days after filing SEC	Yes	No
A/R & A/P Agings	Monthly within 30 days	Yes	No
A/R Audit	Initial and semi-annual	Yes	No
Borrowing Base Certificate	Monthly within 30 days	Yes	No

Financial Covenant	Required		Actual	Complies
As of the end of the month	Before 6/30/03	After 7/1/03
Tangible Net Worth**	$16,000,000	$18,000,000		Yes	No
Quick Ratio***	1.30:1.00	1.50:1.00		Yes	No

*So long as there are no outstanding Obligations, as soon as available, but no later than 30 days after the last day of each fiscal quarter, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period, in a form and certified by a Responsible Officer acceptable to Bank; provided, however, that if Borrower requests a Credit Extension from Bank, then Borrower shall deliver to Bank, not less than three (3) Business Days prior to the date such Credit Extension is to be made, such company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for the 3-month period immediately preceding such request and then thereafter, so long as any Obligations are outstanding, as soon as available, but no later than 30 days after the last day of each month, Borrower shall deliver to Bank such company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period, in a form and certified by a Responsible Officer acceptable to Bank.

**So long as there are no outstanding Obligations, Borrower will maintain the applicable ratio as of the last day each fiscal quarter; provided, further, that if Borrower requests a Credit Extension from Bank during such fiscal quarter, then Borrower shall deliver to Bank, not less than three (3) Business Days prior to the date such Credit Extension is to be made, a report of Borrower’s Quick Ratio (Adjusted) for each of the 3 months immediately preceding such request and monthly thereafter and Bank shall reserve the right to declare an Event of Default for any previous violations of the above covenant.

***So long as there are no outstanding Obligations, Borrower will maintain the applicable Tangible Net Worth as of the last day each fiscal quarter; provided, further, that if Borrower requests a Credit Extension from Bank during such fiscal quarter, then Borrower shall deliver to Bank, not less than three (3) Business Days prior to the date such Credit Extension is to be made, a report of Borrower’s Tangible Net Worth for each of the 3 months immediately preceding such request and monthly thereafter and Bank shall reserve the right to declare an Event of Default for any previous violations of the above covenant

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,		AUTHORIZED SIGNER

OMNICELL, INC.	Date:

Verified:
SIGNATURE		AUTHORIZED SIGNER

Date:
TITLE
	Compliance Status:	Yes	No

DATE

EXHIBIT D

BORROWING BASE CERTIFICATE

Borrower:	OMNICELL, INC.	Bank:	Silicon Valley Bank
	1101 East Meadow Drive Palo Alto, California 94303		3003 Tasman Drive Santa Clara, CA 95054

Commitment Amount: $7,500,000

ACCOUNTS RECEIVABLE
1.	Accounts Receivable Book Value as of _____________		$
2.	Additions (please explain on reverse)		$
3.	TOTAL ACCOUNTS RECEIVABLE		$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.	Amounts over 90 days due	$
5.	Balance of 50% over 90 day accounts	$
6.	Credit balances over 90 days	$
7.	Concentration Limits*	$
8.	Governmental Accounts	$
9.	Contra Accounts	$
10.	Promotion or Demo Accounts	$
11.	Intercompany/Employee Accounts	$
12.	Other (please explain on reverse)	$
13.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$
14.	Eligible Accounts (#3 minus #13)	$
15.	LOAN VALUE OF ACCOUNTS (80% of #14)		$

BALANCES
16.	Maximum Loan Amount	$
17.	Total Funds Available [Lesser of #16 or #15]		$
18.	Present balance owing on Line of Credit	$
	RESERVE POSITION (#17 minus #18)	$

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS:
BANK USE ONLY

OMNICELL, INC.	Rec'd By
Auth. Signer
Date:
By:	Verified:
Authorized Signer		Auth. Signer
Date:

CORPORATE BORROWING RESOLUTION

Borrower:	OMNICELL, INC. 1101 East Meadow Drive Palo Alto, California 94303	Bank:	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054-1191

I, the Secretary or Assistant Secretary of OMNICELL, Inc. (“Borrower”), CERTIFY that Borrower is a corporation existing under the laws of the State of Delaware.

I certify that at a meeting of Borrower’s Directors (or by other authorized corporate action) duly held the following resolutions were adopted.

It is resolved that any one of the following officers of Borrower, whose name, title and signature is below:

NAMES	POSITIONS	ACTUAL SIGNATURES

may act for Borrower and:

Borrow Money.  Borrow money from Silicon Valley Bank (“Bank”).

Execute Loan Documents.  Execute any loan documents Bank requires.

Grant Security.  Grant Bank a security interest in any of Borrower’s assets.

Negotiate Items.  Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Letters of Credit.  Apply for letters of credit from Bank.

Foreign Exchange Contracts.  Execute spot or forward foreign exchange contracts.

Issue Warrants.  Issue warrants for Borrower’s stock.

Further Acts.  Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they think necessary to effectuate these Resolutions.

Further resolved that all acts authorized by these Resolutions and performed before they were adopted are ratified. These Resolutions remain in effect and Bank may rely on them until Bank receives written notice of their revocation.

I certify that the persons listed above are Borrower’s officers with the titles and signatures shown following their names and that these resolutions have not been modified are currently effective.

CERTIFIED TO AND ATTESTED BY:

X
*Secretary or Assistant Secretary

X

*NOTE: In case the Secretary or other certifying officer is designated by the foregoing resolutions as one of the signing officers, this resolution should also be signed by a second Officer or Director of Borrower.

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into as of December 31, 2002, by and between Omnicell, Inc. (the “Borrower”) and Silicon Valley Bank (“Bank”).

1.                                       DESCRIPTION OF EXISTING INDEBTEDNESS:  Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated August 1, 2002, as may be amended from time to time, (the “Loan Agreement”).  The Loan Agreement provided for, among other things, a Committed Revolving Line and a Corporate Line of Credit.  Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Indebtedness.”

2.                                       DESCRIPTION OF COLLATERAL:  Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement.  Additionally, Borrower has agreed with Bank not to mortgage, pledge, hypothecate, or otherwise encumber any of its Intellectual Property, pursuant to a Negative Pledge Agreement dated August 1, 2002.

Hereinafter, the above-described security documents, together with all other documents securing repayment of the Indebtedness shall be referred to as the “Security Documents”.  Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the “Existing Loan Documents”.

3.                                       DESCRIPTION OF CHANGE IN TERMS.

A.            Modification(s) to Loan Agreement.

1.             Section 2.1.5 of the Loan Agreement is hereby amended in its entirety to read as follows:

                “2.1.5      Corporate Line of Credit.

                (a)           Bank will make corporate advances (“Corporate Advances”) not exceeding the Committed Corporate Line. When repaid, the Corporate Advances may not be re-borrowed. Bank’s obligation to lend hereunder shall terminate on the earlier of (i) the occurrence and continuance of an Event of Default, or (ii) the Corporate Line Maturity Date.

                (b)           Corporate Advances may only be used for capital expenditures, including but not limited to, acquisitions of Intellectual Property, stock repurchases or purchases of lease residuals.

                (c)           To obtain a Corporate Advance, Borrower must notify Bank by facsimile or telephone by 12:00 noon P.S.T. on the Business Day the Corporate

Advance is to be made (the “Funding Date”).  Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Form attached as Exhibit B.  Bank will credit Corporate Advances to Borrower’s deposit account.  Bank may make Corporate Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Corporate Advances are necessary to meet Obligations which have become due.  Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance, other than losses arising out of Bank’s gross negligence or willful misconduct.

                (d)           Borrower will make payments monthly in advance of principal plus accrued interest for each Corporate Advance (collectively, “Term Loan Payments”), on the first Business Day of the month following the Funding Date (or commencing on the Funding Date if the Funding Date is the first Business Day of the month) with respect to such Corporate Advance and continuing thereafter during the subsequent 35 months on the first Business Day of each calendar month (each a “Payment Date”).  All unpaid principal and accrued interest is due and payable in full on the last Payment Date with respect to such Corporate Advance.  Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day.  An Equipment Advance may only be prepaid in accordance with Subsections (g) and (h) below.

                (e)           Interest Rate.  Borrower will pay interest on the Payment Dates in accordance with Section 2.3 below.

                (f)            Interim Payment.  In addition to the Term Loan Payments, on the Funding Date for each Corporate Advance (unless the Funding Date is the first Business Day of the month) Borrower shall pay to Bank, the projected interest to accrue from the Funding Date to the first Payment Date.

                (g)           If the Corporate Advances are accelerated following the occurrence of an Event of Default or if Borrower has chosen the Term Fixed Option for Corporate Advances and prepays any portion of the Corporate Advances (provided that any prepayment shall be for whole Corporate Advances), then Borrower will immediately pay to Bank (i) all due but unpaid Term Loan Payments (including principal and interest), (ii) all Term Loan Payments (including principal and interest unpaid, at the default rate if the prepayment is due to acceleration) remaining for the term of the relevant Corporate Advance; and (iii) all other sums, if any, that shall have become due and payable with respect to the relevant Corporate Advance.

                (h)           If Borrower has chosen the Term Variable Option for Corporate Advances, then at any time, provided no Event of Default has occurred and is continuing, Borrower shall have the option to prepay any Corporate Advance (so long as the relevant Corporate Advance is paid in full), provided Borrower (i) provides written notice to Bank of its election to prepay the relevant Corporate Advance at least ten (10) days prior to such prepayment, and (ii) pays, on the date of the prepayment (A) all outstanding principal under the relevant Corporate Advance; (B) all unpaid accrued interest to the date of the prepayment; and (C) all other sums, if any, that shall have become due and payable hereunder with respect to this Agreement.”

2.             Section 2.3 (a) and (b) of the Loan Agreement are hereby amended in their entirety to read as follows:

                “(a)         Interest Rate. (i) Advances accrue interest on the outstanding principal balance at a variable per annum rate of 1 percentage point (1%) above the Prime Rate; (ii) Corporate Advances accrue interest on the outstanding principal balance at Borrower’s option at either: (y) a variable per annum rate of 1.50 percentage points (1.50%) above the Prime Rate (the “Term Variable Option”) and (z) equal to 1.50 percentage points (1.50%) above the Prime Rate which rate shall be determined upon funding of the Corporate Advance and shall remain fixed for the term of the Corporate Advance (the “Term Fixed Option”). Borrower shall determine which of the above interest options will apply to all Corporate Advances on the Funding Date of the first Corporate Advance.  The interest rates increase or decrease when the Prime Rate changes (except for interest rates that have been fixed pursuant to the Term Fixed Option).  Interest is computed on a 360 day year for the actual number of days elapsed.

                (b)           Interest Rate Deduction.  Provided no Event of Default has occurred and is continuing and provided further that Borrower maintains, at or through Bank in the Liquid Reserve Fund, Treasury Reserve Fund, demand deposit accounts or savings accounts, deposits in a minimum amount of at least 85% of Borrower’s cash and cash equivalents, measured on a monthly basis (the “Balance Requirement”), each of the rates of interest set forth in paragraph (a) above will be reduced by 50 basis points (the “Interest Rate Reduction”).  For variable rates of interest, Borrower’s qualification for the Interest Rate Reduction will be measured as of the end of each month and if the Balance Requirement is achieved, the Interest Rate Reduction will apply to the month immediately following the date of determination.  For fixed interest rates, Borrower’s qualification for the Interest Rate Reduction will be measured on the Funding Date of the relevant Corporate Advance.  If Borrower does not qualify during on such date, the Interest Rate Reduction will be unavailable for the remainder of the term of the subject Credit Extension.  Furthermore, if Borrower qualifies for the Interest Rate Reduction on the Closing Date or on the Funding Date of the relevant Corporate Advance, but subsequently fails to maintain the Required Balance, the rate of interest will automatically revert to the relevant rate of interest set forth in paragraph (a) above and the Interest Rate Reduction will be unavailable for the remaining term of the subject Credit Extension.”

3.             Section 6.6 and 6.7 of the Loan Agreement are hereby amended in their entirety to read as follows:

                “6.6         Financial Covenants.

                Borrower will maintain:

                (a)           Quick Ratio (Adjusted).  A ratio of Quick Assets to Current Liabilities minus: (a) Deferred Maintenance Revenue and (b) Deferred Gross Profit of at least 1.50 to 1.00 as of the last day of every month; provided, however, that so long as the outstanding Obligations are less than $100,000, Borrower will maintain the applicable ratio as of the last day each fiscal quarter; provided, further, that if Borrower requests a Credit Extension that would cause the outstanding Obligations to exceed $100,000 during such fiscal quarter, then Borrower shall deliver to Bank, not less than three (3) Business Days prior to the date such Credit Extension is to be made, a report of Borrower’s Quick Ratio (Adjusted) for each of the 3 months immediately preceding such request and monthly thereafter and Bank shall reserve the right to declare an Event of Default for any previous violations of the above covenant.

                (b)           Tangible Net Worth.  A Tangible Net Worth of at least $9,000,000 as of the end of each month; provided, however, that so long as the outstanding Obligations do not exceed $100,000, the applicable Tangible Net Worth shall be measured as of the last day each fiscal quarter and the Tangible Net Worth requirement shall be $12,000,000; provided, further, that if Borrower requests a Credit Extension from Bank during such fiscal quarter, then Borrower shall deliver to Bank, not less than three (3) Business Days prior to the date such Credit Extension is to be made, a report of Borrower’s Tangible Net Worth for each of the 3 months immediately preceding such request and monthly thereafter and Bank shall reserve the right to declare an Event of Default for any previous violations of the above covenant.

                6.7           Deposit and Investment Accounts.

                Borrower will maintain its primary depository and operating accounts with Bank.  In addition, commencing no later than January 30, 2003 and at all times thereafter, Borrower will maintain no less than 50% of its cash and cash equivalents in deposit accounts at Bank or at investment accounts at SVB Securities, Inc.”

4.             The definitions of Borrowing Base, Committed Corporate Line, and Committed Revolving Line in Section 13.1 of the Loan Agreement are hereby amended in their entirety to read as follows:

                “‘Borrowing Base’ is 65% of Eligible Accounts as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that

Bank may change the percentage of the Borrowing Base after performing an audit of Borrower’s Collateral.

                ‘Committed Corporate Line’ is an Advance of up to $2,500,000.

                ‘Committed Revolving Line’ is an Advance of up to $10,000,000.”

5.             The defined term “Term Loan” in Section 13.1 of the Loan Agreement is hereby deleted.

6.             The following definitions are hereby added to Section 13.1 of the Loan Agreement in the appropriate alphabetical order:

                “‘Funding Date’ is any date on which a Corporate Advance is made to or on account of Borrower.

                ‘Payment Date’ is defined in Section 2.1.5.”

4.                                       CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5.                                       PAYMENT OF LOAN FEE.  Borrower shall pay Lender a modification fee in the amount of $5,000 (“Loan Fee”) plus all reasonable out-of-pocket expenses not to exceed $2,000.00.

6.                                       NO DEFENSES OF BORROWER.  Borrower agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Indebtedness.

7.                                       CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents.  Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect.  Bank’s agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness.  Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness.  It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing.  No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement.  The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

8.                                       CONDITIONS.  The effectiveness of this Loan Modification Agreement is conditioned upon payment of the Modification Fee.

This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

OMNICELL, INC.		SILICON VALLEY BANK

By:	/s/ Robert Newell	By:	/s/ Maria Fischer Peat

Name:	Robert Newell	Name:	Maria Fischer Peat

Title:	Chief Financial Officer	Title:	SVP